EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Stephen L. Gulis Jr. (616) 866-5570

WOLVERINE WORLD WIDE, INC. ANNOUNCES
RECORD THIRD QUARTER RESULTS
AND INCREASES 2006 EARNINGS ESTIMATE

          Rockford, Michigan, October 4, 2006 - Wolverine World Wide, Inc. (NYSE: WWW) today reported record revenue and earnings for its third quarter of 2006, and increased its full year 2006 earnings per share estimate.

          Third quarter 2006 revenue totaled $298.9 million, a 7.1 percent increase over third quarter 2005 revenue of $279.1 million. Earnings per share for the third quarter of 2006 were $0.46 compared to $0.42 reported for the third quarter of 2005, an increase of 9.5 percent. The 2006 results include a $0.03 per share decrease in earnings related to both FAS123(R) stock incentive expense and investment spending for the Patagonia Footwear and Merrell Apparel initiatives.

          For the first three quarters of 2006, revenue reached $800.2 million, an 8.0 percent gain over the $740.0 million reported for the first three quarters of 2005. Earnings per share for the first three quarters of 2006 grew to $1.05 per share, up 15.4 percent from $0.91 per share for the same period of 2005.

          "We are pleased to have achieved our seventeenth consecutive quarter of record revenue and earnings per share," stated Timothy J. O'Donovan, the Company's Chairman and CEO. "Our strategy of building a strong portfolio of global consumer brands continues to drive consistent growth and exceptional earnings performance. Three of our four major operating groups, the Hush Puppies Company, the Heritage Brands Group and the Outdoor Group, all posted revenue and earnings gains in the quarter, and the Wolverine Footwear Group experienced a decline principally due to the planned reduction in the Bates military business. Our International businesses contributed significantly to the quarter's revenue increase, particularly in Europe, where the Caterpillar, Hush Puppies, Merrell, and Sebago brands all posted revenue gains."

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3Q 2006	Page 2

          "Our business model continues to generate strong results, as evidenced by revenue and earnings gains in the quarter," stated the Company's CFO, Stephen L. Gulis Jr. "Solid gross margin expansion drove an increase in operating margin in the quarter while we continued to invest in our brands and the Patagonia Footwear and Merrell Apparel growth initiatives. Our balance sheet remained strong in the quarter. Accounts receivable growth was below the rate of our revenue growth, inventories increased modestly, and we ended the quarter with a cash balance of approximately $70 million."

          Mr. O'Donovan continued, "The order backlog for footwear at the end of the third quarter was up nearly 6 percent. This backlog was impacted by the planned decrease in the Bates military business as the Department of Defense continued to scale back its purchases. The backlog increase, excluding Bates, approximated 10 percent.

          "Due to the Company's strong third quarter results and current backlog position, we are increasing the Company's 2006 earnings per share estimate. We now expect earnings per share to range from $1.41 to $1.44 up from our previous estimate of $1.38 to $1.42. Our 2006 revenue range estimate remains $1.120 to $1.140 billion.

          "Looking ahead to 2007, our initial estimates are for revenue to range from $1.200 to $1.230 billion and earnings per share to range from $1.56 to $1.62. Our 2007 estimates are in line with our stated long-term financial objectives of annually growing revenue in the mid to upper single-digit range and generating double-digit earnings per share growth. We will continue to invest in future growth initiatives in 2007 while driving further operating leverage."

          Mr. O'Donovan concluded, "We are pleased with the Company's performance. Our brands are resonating with consumers around the world, and we have a number of exciting growth initiatives in place to support our continued expansion. We look forward to the retail launch of Patagonia Footwear in early Spring 2007 and Merrell Apparel in Fall 2007. We are confident that these initiatives, along with the steady growth of our global brand portfolio, position Wolverine to continue rewarding our shareholders both today and in the future."

          The Company will host a conference call at 8:30 a.m. EDT today to discuss these results and current business trends. To listen to the call at the Company's website, go to www.wolverineworldwide.com, click on "Investors" in the navigation bar, and then click "Webcast" from the top navigation bar of the "Investors" page. To listen to the webcast, your computer must have Windows Media Player, which can be downloaded for free on the Wolverine World Wide website. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company's website through October 19, 2006.

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3Q 2006	Page 3

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, HYTEST®, Merrell®, Sebago® and Wolverine®. The Company is also the exclusive footwear licensee of popular brands including CAT®, Harley-Davidson®, Patagonia® and Stanley®. The Company's products are carried by leading retailers in the U.S. and globally in over 170 countries. For additional information, please visit our website, www.wolverineworldwide.com.

          This press release contains forward-looking statements, including those relating to 2006 and 2007 sales and earnings per share, order backlog, new business initiatives, achievement of future operating margin and long-term financial objectives and future success. In addition, words such as "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: changes in duty structures in countries of import and export including the outcome of final anti-dumping measures being considered in Europe with respect to leather footwear imported from China and Vietnam; changes in consumer preferences or spending patterns; cancellation of orders for future delivery; changes in planned customer demand, re-orders or at-once orders; the availability and pricing of foreign footwear factory capacity; reliance on foreign sourcing; the availability of power, labor and resources in key foreign sourcing countries, including China; the impact of competition and pricing; the impact of changes in the value of foreign currencies, including the Chinese Yuan, and the relative value to the U.S. Dollar; the impact of changes in business strategy or acquisitions; integration and operations of newly acquired and licensed businesses; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

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WOLVERINE WORLD WIDE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($000's, except per share data)

	12 Weeks Ended		36 Weeks Ended
	September 9, 2006	September 10, 2005	September 9, 2006	September 10, 2005
Revenue	$298,856	$279,116	$800,150	$739,997
Cost of products sold	181,314	170,455	486,329	450,476
Gross margin	117,542	108,661	313,821	289,521

Selling and administrative expenses	78,079	72,087	223,063	208,487
Operating margin	39,463	36,574	90,758	81,034

Interest (income) expense, net	(122)	293	16	1,292
Other (income) expense	452	(158)	917	(172)
	330	135	933	1,120
Earnings before income taxes	39,133	36,439	89,825	79,914

Income taxes	12,993	11,805	29,823	25,891

Net earnings	$26,140	$24,634	$60,002	$54,023

Diluted earnings per share	$.46	$.42	$1.05	$.91

CONDENSED BALANCE SHEETS
(Unaudited)
($000's)

	September 9, 2006	September 10, 2005
ASSETS:
Cash & cash equivalents	$70,339	$47,794
Receivables	218,034	205,255
Inventories	205,318	196,397
Other current assets	20,480	15,210
Total current assets	514,171	464,656
Plant & equipment, net	89,395	92,303
Other assets	112,704	113,321
Total Assets	$716,270	$670,280
LIABILITIES & EQUITY:
Current maturities on long-term debt	$10,730	$11,735
Accounts payable and other accrued liabilities	146,076	123,653
Total current liabilities	156,806	135,388
Long-term debt	21,461	32,154
Other non-current liabilities	39,976	38,825
Stockholders' equity	498,027	463,913
Total Liabilities & Equity	$716,270	$670,280